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                                                                     EXHIBIT 2.3


                      FIRST AMENDMENT TO PURCHASE AGREEMENT


         This FIRST AMENDMENT TO PURCHASE AGREEMENT dated as of February 27, 1998 (the "First Amendment") by and among AMERICAN CYANAMID COMPANY, a Maine Corporation ("Cyanamid"), AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"), AHP SUBSIDIARY HOLDING CORPORATION, a Delaware corporation ("AHP Sub" and, together with AHP and Cyanamid, "Sellers") and Tyco International (US) Inc., a Massachusetts corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have previously entered into that certain Purchase Agreement dated as of December 20, 1997
(the "Agreement");

         WHEREAS, the parties hereto desire to amend the Agreement as provided in this First Amendment.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Upon written notice to AHP, Buyer or a Permitted Assignee, may elect to purchase the Intellectual Property, except that in the case of Know-How, all promotional literature, customer and supplier lists and similar data and information shall be excluded, in each case owned by Sherwood and Sherwood-Accurate, Inc. (the "Sherwood Transferable Intellectual Property"), directly from Sherwood and Sherwood-Accurate, Inc. immediately prior to Buyer's, or a Permitted Assignee's, purchase of the Shares at the Closing for a purchase price equal to ONE HUNDRED FORTY MILLION DOLLARS ($140,000,000) (the "IP Purchase Price") payable upon such purchase by wire transfer of immediately available funds to an account specified in writing by AHP.

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      (a) If Buyer, or its Permitted Assignee, elects to purchase the Sherwood
Transferable Intellectual Property directly from Sherwood and Sherwood-Accurate, Inc., notwithstanding anything to the contrary contained in the Agreement:

      (i) The IP Purchase Price shall be distributed directly or indirectly to AHP by Sherwood and Sherwood-Accurate, Inc. immediately prior to the Closing.

      (ii) for purposes of the Agreement, the IP Purchase Price shall be deemed to be a partial payment of the Purchase Price;

      (iii) the Sherwood Transferable Intellectual Property shall be conveyed by general assignment and all costs and expenses associated with such sale, transfer and assignment, including the costs of preparing and recording all documents of transfer (including such documents in individual countries) and Taxes other than income taxes or similar taxes, shall be for the account of Buyer; and

      (iv) the Sherwood Transferable Intellectual Property shall be deemed to be Intellectual Property as of the Closing for purposes of the Agreement, including without limitation the representations and warranties set forth in Section 4.10, the covenants set forth in
            Article VI, and the Closing Statement, adjustment to Purchase Price and related matters set forth in Sections 3.5 and 3.6.

      (b) In the event that the Closing does not occur within 24 hours after the purchase of the Sherwood Transferable Intellectual Property contemplated hereby, then such purchase shall be null and void for all purposes.

2. The Disclosure Schedule is hereby deemed amended by deleting the Financial Statements included as Section 4.4

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thereof and substituting therefore the financial statements being provided by
AHP to Buyer on the date hereof.


3. Section 11.1 (i) of the Agreement is hereby amended by deleting such section and replacing it in its entirety as follows:

      11.1(i) Notwithstanding any time or dollar limitations placed upon Sellers' indemnification obligations elsewhere in this Agreement, which shall not apply to this subparagraph (i), Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling persons against any and all Costs in connection with any lawsuits, actions or proceedings, pending, as of the Closing Date against (x) any of the Companies or (y) any of the Sellers or the Asset Transferor Entities relating to the Business, including without limitation, all of such lawsuits, actions or proceedings listed in Sections 4.11(a) and (b) of the Disclosure Schedule. The provisions of this subparagraph 11.1(i) to the contrary notwithstanding, the Sellers shall be liable for one-half (1/2) and Buyer and/or the Companies shall be liable for the remaining one-half (1/2), of any Costs (excluding attorneys fees which shall be soley at Sellers' expense) resulting from that claim listed first in Section 4.10(b)(i) of the Disclosure Schedule (hereafter the "First Listed Claim") that are attributable to or are based on sales of products related to the First Listed Claim by the Companies and/or the Buyer after Closing.

4. Section 11.2 of this Agreement is hereby amended by inserting at the end thereof the following new subparagraph 11.2(iv):

      (iv) The provisions of Paragraph 11.2(i) to the contrary notwithstanding, the Companies and the Buyer agree that the Sellers may, in the defense of the First Listed Claim, without the written consent of the Companies or Buyer consent to the entry of a judgment and/or enter into a settlement agreement which (as an exception to an unconditional release from all liability in respect of such First Listed Claim otherwise required under Paragraph 11.2(i) secures for the Companies the right to continue manufacture,

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use and sale of products to which such First Listed Claim relates, and provides for payment of a continuing royalty for sales of such products as applicable in an amount or rate deemed appropriate in the sole discretion of Sellers, which royalty shall be paid one-half (1/2) by Sellers and one-half (1/2) by Buyer and/or the Companies as required by subparagraph 11.1(i).


5. The parties acknowledge that the Closing Statement referenced in Section 3.5 and the Financial Statements referred to in Section 4.4 shall not include any Assets owned by Cyanamid Medical Device Company ("CMDC") residing in Korea although consideration for such Assets is included in the Purchase Price, prior to adjustment. It is further agreed that Tyco shall have the right, to be exercised by notice delivered to Sellers no later than March 31, 1998, to receive at no additional cost any and all manufacturing equipment included in the Assets and owned by CMDC. Further, Buyer shall acquire all inventory located at CMDC's premises in Anyang, Korea as of March 31, 1998 for a purchase price equal to Sellers' cost, subject to a credit to Buyer equivalent to Sellers' cost of inventory at such location on the Closing Date. In addition, all Assets owned by CMDC residing in Korea (other than manufacturing equipment and inventory) will be transferred to Buyer at no additional cost.


6. This First Amendment constitutes an amendment to the Agreement pursuant to
Section 12.4 of the Agreement. Except as expressly amended by this First Amendment, each and every provision of the Agreement remains in full force and effect in accordance with the terms thereof and, by reference, the terms and provisions of the Agreement are incorporated herein and made hereof.

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      IN WITNESS WHEREOF, the First Amendment has been signed by each of the parties hereto as of the date provided above.


                                            AMERICAN CYANAMID COMPANY

                                            By: /s/ Gerald A. Jibilian
                                               ---------------------------------
                                               Gerald A. Jibilian
                                               Vice President


                                            AMERICAN HOME PRODUCTS
                                            CORPORATION

                                            By: /s/ Gerald A. Jibilian
                                               ---------------------------------
                                               Gerald A. Jibilian
                                               Vice President

                                            AHP SUBSIDIARY HOLDING
                                            CORPORATION

                                            By: /s/ Gerald A. Jibilian
                                               ---------------------------------
                                               Gerald A. Jibilian
                                               Vice President

                                            TYCO INTERNATIONAL (US) INC.

                                            By: /s/ Irving Gutin
                                                --------------------------------

                                            Name:  Irving Gutin
                                                 -------------------------------

                                            Title: Sr. Vice President
                                                  ------------------------------


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